EXHIBIT 99.1

Onfolio Holdings Provides Acquisition Strategy Update and Further Outlines AI Strategy on its Corporate Website

WILMINGTON, DE, June 8, 2023 — Onfolio Holdings Inc. (Nasdaq: ONFO, ONFOW) (the “Company” or “Onfolio”), an online conglomerate that acquires and manages a diversified portfolio of online business holdings, announces that it posted two articles on its corporate website that provide additional insight into its growth strategy.  Specifically, these articles highlight Onfolio’s corporate acquisition strategy and its strategy to leverage AI across its subsidiaries.

Acquisitions and leveraging AI are expected play pivotal roles in the Onfolio’s anticipated future growth, and these two articles provide additional transparency and insight into these strategic levers.

The article describing the Company’s general acquisition strategy can be found here: onfolio.com/one-pager

The article outlining how the Company intends to use AI in its subsidiaries to grow and recognize operating leverage can be found here: onfolio.com/ai-strategy

Onfolio Holdings Inc.

Onfolio acquires and manages a diversified portfolio of online businesses across a broad range of verticals, each with a niche content focus and brand identity. Onfolio acquires businesses that meet its investment criteria, being that such businesses operate in sectors with long-term growth opportunities, have positive and stable cash flows, face minimal threats of technological or competitive obsolescence, have strong management teams largely in place, and will benefit from the appointment of a dedicated CEO, where the existing CEO is exiting the business. The Company excels at finding acquisition opportunities where the seller has not fully optimized their business, and Onfolio’s experience and skillset allow it to add increased value to these existing businesses. Visit www.onfolio.com for more information.

1

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “explores,” “expects,” “anticipates,” “continues,” “estimates,” “projects,” “intends,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, those events and factors described by us under the caption “Risk Factors” included in our Form 10-K and other SEC filings and other risks to which our Company is subject, and various other factors beyond the Company’s control.

Company Contact:

Derek McCarthy

Investor Communications

Onfolio Holdings Inc

Investors@Onfolio.com

Investors Relations:

Bret Shapiro

CORE IR

brets@coreir.com

516-222-2560

2